Reg. Section 230.424(b)(3)
                                                 Registration No. 333-91149


   SUPPLEMENT TO PROSPECTUS, DATED DECEMBER 6, 1999, INCLUDED IN BINDLEY
      WESTERN INDUSTRIES, INC.'S  REGISTRATION STATEMENT ON FORM S-3
                       (REGISTRATION NO. 333-91149)

   The "Selling Stockholder" section of the Prospectus dated December 6, 1999, included in Bindley Western Industries, Inc.'s Registration Statement on Form S-3 (Registration No. 333-91149), is hereby supplemented to reflect a gift of 18,968 shares of our common stock from Frank M. Norfleet to The Community Foundation of Greater Memphis (the "Donee"), a gift of 1,600 shares of our common stock from R. Wilson Orr, III to Donee and a gift of 7,700 shares of our common stock from James D. Witherington, Jr. to Donee. The Donee may offer and sell such shares from time to time in accordance with the methods described in the "Plan of Distribution" section of the Prospectus.

The date of this Supplement is March 2, 2000.